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                                    EXHIBIT 2

               CONTRACT FOR SALE OF ALL OF THE OUTSTANDING SHARES
                                       OF
                       ARGYLL ENVIRONMENTAL SERVICES, INC.
                                      f/k/a
                   AMERICAN INDUSTRIAL MARINES SERVICES, INC.

         AGREEMENT made February 15, 1995 between Omnicorp Limited, a Delaware corporation, (the "Seller") and Homer Hess, (the "Buyer").

         The parties have reached an understanding with respect to the sale and purchase of all the outstanding corporate shares of Argyll Environmental Services, Inc., a New Jersey corporation (f/k/a American Industrial Marine Services, Inc.) engaged in environmental contracting, (the "Company").

It is therefore agreed:

1. Sale of corporate shares. The Seller shall sell to the Buyer, at the purchase price of $250,000.00, 700 shares of common stock, of no par value per share, which represent all of the issued and outstanding shares of the Company on the date hereof. The purchase price will be paid as follows:

    (a) At the time of closing, Buyer and the Company will give Seller a note in the principal amount of $250,000.00 with interest thereon at the annual rate of eight (8) percent (hereinafter, the "Note"). The Note will provide for the first payment of accrued interest on the unpaid principal balance of the Note, to become due and payable one year from the date of its execution. Thereafter, Buyer will make payments of principal in the amount of 44,785.52, along with accrued interest, on the fifteenth day of each quarter thereafter ( the "fifteenth day of each quarter" being defined as each February, May, August or November 15th) with all principal and accrued but unpaid interest becoming immediately due and payable on the 15th day of the thirtieth month following the execution of the Note.

    (b) As security for the Note more particularly described in paragraph 7(b) of this Contract, at the time of closing, the Company will give Seller a mortgage upon that parcel of property commonly known as 1620 South Second Street, Plainfield, New Jersey, in the principal amount of $250,000.00 (hereinafter, the "Mortgage"). The Mortgage will be a first mortgage lien upon the property identified therein, which, at the option of the Buyer, can be made subordinate to a single mortgage not to exceed $200,000.00 which may be given by the Company to a third-party, institutional mortgagee (a "third-party, institutional mortgagee" being defined as (i) a national or state chartered bank or (ii) an institution whose principal business is commercial mortgage lending and in which the Buyer or any of his family members hold ten (10) percent or less of the total issued shares of stock or other ownership interest); or (iii) in the discretion of the Seller, a private investor who provides the Company with bona fide, monetary consideration (which consideration will be invested by Company in itself) for the grant of such a mortgage.

    (c) As further security for the Note, at the time of closing, the Company will execute a security agreement and UCC-1 financing statement in favor of Seller to perfect a security interest in all present and future accounts receivable, accounts, and contracts of the Company, subject only to prior, perfected security interests existing at the time of closing.


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    (d)  The Buyer or Company, as the case may be, will execute such other documents at the time of closing necessary to create or perfect the Note, Mortgage, security agreement or UCC-1 financing statement, as the Seller may reasonably request.

2. Closing. The closing of the sale shall take place at Gindin & Linett, P.C., 1170 Route 22 East, Bridgewater, New Jersey at 3:00 p.m. on February 15, 1995. At the closing, Seller shall deliver to the Buyer, free and clear of all encumbrances, certificates, endorsed for transfer, for the shares which it is required to sell in negotiable form. Upon such delivery, the Buyer shall deliver to Seller the consideration set forth in this Contract.

3.  Representations and warranties.

    (a) Organization and standing of company. The Seller represents and warrants that the Company is a corporation duly organized, validly existing, and in good standing under the laws of New Jersey. Copies of the Company's Certificate of Incorporation, and all amendments thereof to date, certified by the Secretary of State of New Jersey, and of the Company's Bylaws as amended to date, certified by the Company's Secretary, have been delivered to the Buyer or will be delivered to the Buyer at the time of closing, and are complete and correct as of the date of this agreement.

    (b) Capitalization. The Seller represents and warrants that the aggregate number of shares which the Company is authorized to issue is 2,100 shares, of which 700 shares are issued and presently outstanding. All such issued shares have been validly issued and are fully paid and nonassessable. The Company has no outstanding subscriptions, contracts, options, warrants, or other obligations to issue, sell, or otherwise dispose of, or to purchase, redeem or otherwise acquire any of its shares.

    (c) Share ownership. Seller represents and warrants that it is the owner, free and clear of any encumbrances, of the number of the Company's common shares set forth in paragraph 1 hereof. Seller has full right and authority to transfer said shares to Buyer, and there are no other shares of the Company owned or claimed by any other person or entity.

    (d) Financial statements. The Seller has delivered to the Buyer copies of the following financial statements, all of which are true and complete and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the period indicated: (i) balance sheets of the Company as of December 31, 1994 (the "Balance Sheet"), internally prepared, unaudited, which present a true and complete statement, as of its date, of the Company's condition, financial and otherwise; and (ii) statements of the Company's profit and loss accounts (including, without limitation, all taxable income of every nature), and of its surplus for the calendar years April 1, 1994 through December 31, 1994, internally prepared, unaudited, each of which accurately presents the results of the Company's operations for the period indicated, which balance sheet is attached hereto as Schedule "A".

    (e) Absence of undisclosed liabilities. The Seller, to the best of its knowledge, represents and warrants that except to the extent reflected or reserved against in the Company's Balance Sheet, and as otherwise disclosed herein, the Company as of December 31, 1994, had no liabilities of any nature, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities due or to become due, and whether incurred in respect of or measured by the Company's income for any period prior to December 31, 1994, or arising out of transactions entered into, or any state of facts
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existing, prior thereto.  Seller represents and warrants that it does not know or have reasonable grounds to know of any basis for the assertion against the Company, as of December 31, 1994, of any liability of any nature or in any amount not fully reflected or reserved against in the Balance Sheet or as otherwise set forth herein and as set forth on Schedule "B" attached. Further, there is a Security Agreement from the Company to Global Spill Management, Inc. ("GSM") granting to GSM a security interest in certain property of the company more specifically described in said security agreement (which is attached hereto as Schedule "B1"), which security agreement secures an obligation due and owing from Seller to GSM in the principal amount of $110,000.00. Seller's failure to pay any obligation which is secured by that security agreement may result in the Company's loss of the property and assets identified therein.

    (f) Absence o certain changes. The Seller represents and warrants that unless otherwise set forth herein or in any document referenced by this Contract, since December 31, 1994, there has not been (i) any change in the Company's financial condition, assets, liabilities, or business, other than changes in the ordinary course of business, none of which has been materially adverse except as set forth in Schedule "C " attached hereto and made a part hereof; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Company's properties or business; (iii) any declaration, or setting aside, or payment of any dividend or other distribution in respect of the Company's shares, or any direct or indirect redemption, purchase or other acquisition of any such shares; (iv) any increase in the compensation payable or to become payable by the Company to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of them; or (v) any labor trouble, or any event or condition of any character, materially and adversely affecting the Company's business or prospects.

    (g) Litigation. Except for suits of a character incident to the normal conduct of the Company's business and involving not more than $5,000 in aggregate, there is no litigation or proceeding pending, or to the Seller's knowledge threatened, against or relating to the Company, its properties, or business, nor does the Seller know or have reasonable grounds to know of any basis for any such action, or of any governmental investigation relative to the Company, its properties, or business, except as otherwise set forth herein; to wit: (i) A claim by the Company against Greyrock, Inc., for possession of two
(2) vactors under a certain lease from KEI, Inc., to Greyrock, which lease, the Company contends, was assigned by KEI, Inc. to the Company with Greyrock's consent. If the Company is not successful in this suit, it can lose possession of the vactors which loss can have a negative impact upon the Company's business; (ii) an investigation of the Company's pending New Jersey A-901 license by the State of New Jersey, Department of Environmental Protection, which may or may not result in the grant of said license and/or the imposition of fines and penalties, a more complete description of the same being attached hereto as Schedule "D"; and, (iii) Seller shall use its best efforts to assist Buyer in these two matters upon Buyer's reasonable request for information and/or testimony; (iv) claim by F. Paul Laubner, Esq. more specifically described in Schedule "E" attached; and, (v) as otherwise set forth in Schedule "F" attached.

    (h) Title to properties. The Seller represents and warrants that the Company has good and marketable title to all its properties and assets, real and personal, including those reflected in the Balance Sheet (except as since sold or otherwise disposed of in the ordinary course of business), subject to no security interests, mortgages, pledges, liens, encumbrances, or charges except for liens shown on the Balance Sheet or of public record and except for
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minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the marketability or the value of the properties subject thereto, or materially impair the Company's operations, and have arisen only in the ordinary course of business. The Buyer represents that Buyer and/or Buyer's counsel and other representatives, has performed investigations of the Company's real and personal properties and assets and has found the same satisfactory.

    (i) Condition of buildings, real properties and equipment. The Buyer represents that he (and/or Buyer's counsel, accountants, engineers, and other representatives) has performed inspections of the Company's buildings, real properties, fixtures, equipment, machinery and furniture and has found the same in satisfactory condition. THE PROPERTY IS SOLD "AS IS" AND THERE ARE NO OTHER WARRANTIES OR REPRESENTATIONS FROM THE SELLER UNLESS OTHERWISE SET FORTH HEREIN. Seller has obtain a Industrial Site Remediation Act letter of non-applicability from the New Jersey Department of Environmental Protection, dated February 14, 1995, a copy of which is attached as Schedule "G".

    (j) Accounts receivable. The Seller has delivered to the Buyer a true and complete list of the Company's accounts receivable as of December 31, 1994.

    (k) Contracts. The Seller has made a contract for the sale of certain real property owned by Company to GSM, which contract is attached hereto as Schedule "H". The closing of this transaction can result in a payment of $90,000.00 towards the amounts due under the Omni Note. Accordingly, Buyer has executed today a deed, affidavit of title and corporate resolution to affect the transfer of this property pursuant to said contract. These documents will be held by Seller in escrow until the sale is closed; however, if said sale is not closed within one year from the date hereof said escrow documents will be returned to Buyer upon Buyer's demand. Buyer agrees to cooperate in the closing this sale by signing any documents necessary to affect the same within five (5) days' of Seller's written request. The Seller represents and warrants that the Company has no contract or commitment extending beyond December 31, 1995, or involving payment by the Company of more than $5,000.00 except as otherwise set forth herein or in any of the documents referenced herein and as set forth in Schedule "H1" attached.

    (l) Directors and officers; banks. The Seller represents that (i) the Company's directors and officers are set forth on Schedule "I" attached; and,
(ii) each bank where the Company maintains any account or safe deposit box, and the persons authorized to draw thereon or to have access thereto are set forth on Schedule "J" attached.

    (m) Disclosure. No representation or warranty by the Seller in this agreement, nor any statement or certificate furnished or to be furnished to the Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or intentionally omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES OF THE SELLER, EXPRESS OR IMPLIED, OTHER THAN THOSE CONTAINED IN THIS CONTRACT. BUYER HAS OTHERWISE RELIED UPON HIS AND/OR HIS COUNSEL'S, ENGINEER'S, ACCOUNTANT'S OR OTHER REPRESENTATIVE'S INVESTIGATIONS OF THE COMPANY, BEFORE AND DURING THE EXECUTION OF THIS CONTRACT AND WILL CONTINUE TO DO SO THROUGH THE CLOSING.

    (n) Buyer able to close. Buyer represents that he knows of no restrictions against his purchase of the corporate shares identified herein and

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that he is able to perform all of his obligations and duties as provided in this Contract.

    (o) American Industrial Marine Services of Pennsylvania, Inc. ("AIMS PA"). The Company owns all the shares of AIMS PA, a Pennsylvania corporation.

4. Access and information. The Seller shall cause the Company to give to the Buyer and Buyer's counsel, accountants, engineers, and other representatives full access, during normal business hours throughout the period prior to the closing, to all of the Company's properties, books, contracts, commitments, and records, and shall furnish the Buyer during such period with all such information concerning the Company's affairs as the Buyer reasonably may request.

5.  Company personnel.  At the closing:

    (a) Changes. The Seller shall make available to the Buyer, unless otherwise requested by it, the written resignations of the Company's directors and officers, which are attached as Schedule "K", and Buyer shall hold a meeting of all shareholders for the purpose of electing Buyer as the Company's President and Secretary (or such other person who will accept such title upon his nomination and election by the shareholders of the Company) or cause to be taken, such action as the Buyer may request with respect to changes in directors and officers.

    (b) Employment contracts. The Seller shall deliver to Buyer at the time of closing a list of all the Company's employees and their rate of compensation. As of this date, the Company has an agreement with Local No. 11, affiliated with the International Brotherhood of Teamsters, dated March 4, 1994, a copy of which is attached hereto as Schedule "L" and made a part hereof.

6.  The Intercompany Debt.

    (a) There is a note payable by the Company to Seller dated March 31, 1994 having a balance of $1,779,371.76 as of December 31, 1994. Seller will mark this note as "paid" in forgiveness of debt at the time of closing.

    (b) There are sums due from the Company to Seller for working capital supplied by Seller, all as is reflected in the internally prepared balance sheets attached as Schedule "A", totalling $163,012.00 as of December 31, 1994. At the time of closing, the Company will execute a Note to the Seller (hereinafter, the "Omni Note") providing for the repayment of this obligation, in that amount, on Seller's demand, with interest thereon at the rate of 8 percent per annum. Accrued interest will be paid quarterly. The Omni Note will be secured by the Mortgage referred to in paragraph 1(b) as well as the security agreement referred to in paragraph l(c).

7. 1993 Ford Explorer. Subsequent to the execution of this Contract and prior to closing, Seller will take possession from the Company of a 1993 Ford Explorer motor vehicle having a vehicle identification number of 1FTEF25N4PNA18146. The consideration for this purchase will be Seller's assumption of the capital lease for this motor vehicle.

8. Post Closing Audit. Subsequent to the closing, Seller, at its option and own expense, will cause a certified audit of the Company to be conducted for the period ended December 31, 1994. Buyer will cause the Company to deliver to
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Seller or its agents and/or representatives all books and records which Seller may deem necessary for this purpose, including those from January 1, 1995 to the date of closing. The certified audit will be conducted solely for the Seller's use and is being performed by Seller as part of its regulatory reporting requirements as a publicly traded company.

9. Buyer's Indemnification. The Buyer (and/or his counsel, representatives, employees, accountants or other professionals) has performed his own investigation of the Company's financial condition, of its corporate records, of its pending or threatened litigation and/or claims, and of the Company's title to and condition of all its property and assets as of the date of this Contract. The Buyer (and/or his counsel, representatives, employees, accountants or other professionals) has received from the Seller or the Company, as the case may be, all information, documents or data necessary to allow the Buyer (and/or his counsel, representatives, employees, accountants or other professionals) to perform the above investigation to Buyer's satisfaction. The Buyer recognizes that the quality of or the condition of the Company, its corporate authority and its title to its property as reported herein or as reported in the documents referenced herein may be deleteriously affected by certain events, liabilities, pending or threatened litigation and/or liabilities which the Seller or Company has herein disclosed or does not know or have reasonable grounds to know of as of December 31, 1994, and holds the Seller, its officers, directors, employees, representatives, accountants, attorneys and subsidiaries harmless at all times after the date of this agreement, against and in respect of:

    (a) Liabilities. All liabilities of the Company of any nature, whether accrued, absolute, contingent, or otherwise, existing at the time of closing, whether or not reflected or reserved against in full in the Company's Balance Sheet or herein, including, without limitation, any tax liabilities accrued in respect of, or measured by the Company's income for any period prior to December 31, 1994, or arising out of transactions entered into, or any state of facts existing, prior to such date.

    (b) Interim liabilities. All liabilities of, or claims against, the Company arising out of the conduct of the Company's business between December 31, 1994, and the closing.

    (c) Accounts receivable. Any nonpayment on demand, when due, following the closing, on any of the accounts receivable of the Company.

    (d) Incidental expenses. All actions, suits, proceedings, demands, assessments, judgments, costs, attorneys fees, and expenses incident to any of the foregoing.

10. Brokerage. The parties represent and warrant that all negotiations relative to this agreement have been carried on by them directly with each other, without the intervention of any person, and the defaulting party hereunder shall indemnify and hold the other harmless against and in respect of any claim for brokerage or other commissions relative to this agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by the defaulting party in connection with this agreement or such transactions.





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11. Purchase for investment.  The Buyer represents that its purchase hereunder is being made for its own account for investment, and with no present intention of resale. All stock certificates presenting the shares purchased under this agreement shall be endorsed with the following restrictive legend:

         The Shares represented by this certificate have not been registered under the Securities Act of 1933, and said Shares may not be offered or sold and no transfer will then be made by the Company or its transferee except in compliance with the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Buyer represents that it will hold Seller harmless at all times after the date of this agreement, against and in respect of all liabilities of the Company and/ or the Buyer of any nature, whether accrued, absolute, contingent, or otherwise, existing at the time of closing, arising out of this transaction's violation of the Securities Act of 1933, as amended.

12. Nature and survival of representations - Entire Agreement. All statements contained in any certificate or other instrument delivered by or on behalf of the Seller pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the Seller hereunder.

All representations, warranties, and agreements made by the Seller or Buyer in this Contract survive the closing. This Contract and the agreements and documents referenced herein, constitute the entire agreements between the parties and there are no other agreements, written, oral or implied, between them.

13. Benefit. This agreement shall be binding upon, and inure to the benefit of, the respective legal representatives of the Seller and Buyer. Without limiting the foregoing, the Company's rights hereunder may be enforced by it in its own name.

14. Construction. This agreement is being delivered and is intended to be performed in the State of New Jersey, and shall be construed and enforced in accordance with the laws of that state.

15. Notices. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duty given if delivered or mailed, first class postage prepaid, if to Seller, at 250 Park Ave., New York City, NY, 10177 and to Donald S. Maurice, Jr., Gindin & Linett, P.C., 1170 Route 22 East, Bridgewater, NJ, 08807 or at such other address as he may have furnished to the Buyer in writing, or if to the Buyer at 76 Yellowood Drive, Downingtown, PA 19335.

16. Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.









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         In witness whereof the parties have duly executed this agreement.

Corporate Seal
Attest:                                  Omnicorp Limited Seller
                                         Seller


/s/ Thomas Wilkins                       By: /s/ Thomas Wilkins
- --------------------------------------       ----------------------------------
THOMAS WILKINS, CFO                          THOMAS WILKINS, CFO


                                             /s/ Homer Hess
                                             ----------------------------------
                                             HOMER HESS, Buyer


                                             /s/ Donald S. Maurice
                                             ----------------------------------
                                             DONALD S. MAURICE \R Witness